Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports First Quarter Fiscal 2024 Results
ATLANTA, February 1, 2024 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three months ended December 31, 2023.
“Against a backdrop of declining mortgage rates in late November and early December, we generated strong first quarter results,” said Allan P. Merrill, the Company’s Chairman and Chief Executive Officer. “Driven by a higher sales pace and greater community count, net new orders grew significantly versus the prior year. With a large backlog, improving cycle times and community count growth, we’re on track to meet our growth and profitability goals for the fiscal year.”
“At the end of December, one of our title insurer providers experienced a cybersecurity incident, which delayed a number of closings in the quarter. Although the delayed closings led to slightly lower revenue and earnings in the quarter, I’m pleased to report that these delayed closings were all completed during the first two weeks of January and that the title insurance provider has returned to normal operations.”
Looking further out, Mr. Merrill concluded, “Our multi-year outlook and growth objectives remain on track, and we continue to have confidence in sustained demand for the homes we build. We have an ample lot supply to support our community count growth objectives, an accelerating number of Zero Energy Ready homes in our pipeline and a healthy balance sheet, all of which support our ability to create durable value for our stakeholders in the years ahead.”
Beazer Homes Fiscal First Quarter 2024 Highlights and Comparison to Fiscal First Quarter 2023
•Net income from continuing operations of $21.7 million, or $0.70 per diluted share, compared to net income from continuing operations of $24.4 million, or $0.80 per diluted share, in fiscal first quarter 2023
•Adjusted EBITDA of $38.0 million, down 19.4%
•Homebuilding revenue of $380.9 million, down 14.2% on a 10.8% decrease in home closings to 743 and a 3.8% decrease in average selling price (ASP) to $512.7 thousand
•Homebuilding gross margin was 19.9%, up 70 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 22.9%, up 60 basis points
•SG&A as a percentage of total revenue was 14.3%, up 200 basis points
•Net new orders of 823, up 70.7% on a 50.4% increase in orders per community per month to 2.0 and a 13.5% increase in average community count to 137
•Backlog dollar value of $932.8 million, down 0.9% on a 3.7% decrease in ASP of homes in backlog to $520.8 thousand, partially offset by a 2.9% increase in backlog units to 1,791
•Unrestricted cash at quarter end was $104.2 million; total liquidity was $404.2 million
•Total debt to total capitalization ratio of 46.5% at quarter end compared to 50.6% a year ago. Net debt to net capitalization ratio of 43.7% at quarter end compared to 47.3% a year ago.
The following provides additional details on the Company's performance during the fiscal first quarter 2024:
Profitability. Net income from continuing operations was $21.7 million, generating diluted earnings per share of $0.70. First quarter adjusted EBITDA of $38.0 million was down $9.1 million, or 19.4%, primarily due to lower homebuilding revenue, partially offset by higher gross margin.
Orders. Net new orders for the first quarter increased to 823, up 70.7% from 482 in the prior year quarter primarily driven by a 50.4% increase in sales pace to 2.0 orders per community per month, up from 1.3 in the prior year quarter, and a 13.5% increase in average community count to 137 from 121 a year ago. The cancellation rate for the quarter was 19.0%, down from 37.1% in the prior year quarter, reflecting an improved sales environment.

Backlog. The dollar value of homes in backlog as of December 31, 2023 was $932.8 million, representing 1,791 homes, compared to $940.9 million, representing 1,740 homes, at the same time last year. The ASP of homes in backlog was $520.8 thousand, down 3.7% versus the prior year quarter.
Homebuilding Revenue. First quarter homebuilding revenue was $380.9 million, down 14.2% year-over-year. The decrease in homebuilding revenue was driven by a 10.8% decrease in home closings to 743 homes, as well as a 3.8% decrease in the ASP to $512.7 thousand. The decrease in home closings was primarily due to lower beginning backlog as well as a cybersecurity incident at one of the nation's largest title insurers. The incident was resolved following the end of the quarter, and since that time, the title insurer has resumed normal business operations.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 22.9% for the first quarter, up from 22.3% in the prior year quarter as a result of a decrease in build costs, partially offset by an increase in price concessions and closing cost incentives.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 14.3% for the quarter, up 200 basis points year-over-year primarily due to a decrease in revenue.
Land Position. Controlled lots increased 6.6% to 26,374, compared to 24,735 from the prior year quarter. Excluding land held for future development and land held for sale lots, active lots controlled were 25,716, up 7.3% year-over-year. As of December 31, 2023, the Company controlled 53.1% of its total active lots through option agreements compared to 54.4% as of December 31, 2022.
Liquidity. At the close of the first quarter, the Company had $404.2 million of available liquidity, including $104.2 million of unrestricted cash and $300.0 million of remaining capacity under the unsecured revolving credit facility, compared to total available liquidity of $385.7 million a year ago.
Debt Repurchases. During the quarter, the Company repurchased $4.3 million of its outstanding 6.750% unsecured Senior Notes due March 2025, bringing the outstanding balance on its 2025 Senior Notes to $197.9 million.
Senior Unsecured Revolving Credit Facility. During October 2023, the Company increased the available borrowing capacity under the senior unsecured revolving credit facility from $265.0 million to $300.0 million.
Commitment to ESG Initiatives
The Company remains committed to ensuring that by the end of 2025 every new Beazer home that we start will be Zero Energy Ready, which means it will meet the requirements of the U.S. Department of Energy’s Zero Energy Ready Home program. By the end of the first quarter, the Company had Zero Energy Ready homes under construction in every division, consisting of 54% of new home starts in the quarter. This represents a significant increase from the 28% achieved last quarter and the 2% from the prior year quarter.
During October, Beazer Homes was named the 2023 Indoor airPLUS Leader of the Year in the Builder category by the U.S. Environmental Protection Agency. This annual award recognizes market-leading organizations who promote safer, healthier, and more comfortable indoor environments by participating with Indoor airPLUS and offering enhanced indoor air quality protections for new home buyers. Beazer Homes is the first ever corporate builder to earn the honor of Indoor airPLUS Leader of the Year.

Summary results for the three months ended December 31, 2023 are as follows:

	Three Months Ended December 31,
	2023	2022		Change*
New home orders, net of cancellations	823	482		70.7%
Cancellation rates	19.0%	37.1%	(1,810)	bps
Orders per community per month	2.0	1.3		50.4%
Average active community count	137	121		13.5%
Active community count at quarter-end	136	119		14.3%
Land acquisition and land development spending (in millions)	$198.7	$114.7		73.2%

Total home closings	743	833		(10.8)%
ASP from closings (in thousands)	$512.7	$533.1		(3.8)%
Homebuilding revenue (in millions)	$380.9	$444.1		(14.2)%
Homebuilding gross margin	19.9%	19.2%		70 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	19.9%	19.2%		70 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	22.9%	22.3%		60 bps

Income from continuing operations before income taxes (in millions)	$22.9	$28.6		(19.8)%
Expense from income taxes (in millions)	$1.2	$4.2		(71.6)%
Income from continuing operations, net of tax (in millions)	$21.7	$24.4		(11.0)%
Basic income per share from continuing operations	$0.71	$0.81		(12.3)%
Diluted income per share from continuing operations	$0.70	$0.80		(12.5)%

Net income (in millions)	$21.7	$24.3		(10.7)%
Adjusted EBITDA (in millions)	$38.0	$47.1		(19.4)%
LTM Adjusted EBITDA (in millions)	$262.9	$356.1		(26.2)%
Total debt to total capitalization ratio	46.5%	50.6%		(410) bps
Net debt to net capitalization ratio	43.7%	47.3%		(360) bps
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	As of December 31,
	2023	2022	Change
Backlog units	1,791	1,740	2.9%
Dollar value of backlog (in millions)	$932.8	$940.9	(0.9)%
ASP in backlog (in thousands)	$520.8	$540.8	(3.7)%
Land and lots controlled	26,374	24,735	6.6%
Conference Call
The Company will hold a conference call on February 1, 2024 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 630-395-0227). To be admitted to the call, enter the pass code “8571348". A replay of the conference call will be available, until 11:59 PM ET on February 7, 2024 at 800-234-4804 (for international callers, dial 203-369-3686) with pass code “3740”.
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•the cyclical nature of the homebuilding industry and deterioration in homebuilding industry conditions;
•other economic changes nationally and in local markets, including declines in employment levels, increases in the number of foreclosures and wage levels, each of which are outside our control and may impact consumer confidence and affect the affordability of, and demand for, the homes we sell;
•elevated mortgage interest rates for prolonged periods, as well as further increases and reduced availability of mortgage financing due to, among other factors, additional actions by the Federal Reserve to address sharp increases in inflation;
•financial institution disruptions, such as the bank failures that occurred in 2023;
•continued supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•continued shortages of or increased costs for labor used in housing production, and the level of quality and craftsmanship provided by such labor;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive;
•decreased revenues;
•decreased land values underlying land option agreements;
•increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures;
•not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory;

•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);
•changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control, such as the conflict between Russia and Ukraine and the conflict in the Gaza strip;
•potential negative impacts of public health emergencies such as the COVID-19 pandemic;
•the potential recoverability of our deferred tax assets;
•increases in corporate tax rates;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches, including cybersecurity incidents impacting third-party service providers that we depend on to conduct our business;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters); and
•the success of our ESG initiatives, including our ability to meet our goal that by the end of 2025 every home we start will be Zero Energy Ready, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Zero Energy Ready future.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,
in thousands (except per share data)	2023	2022
Total revenue	$386,818	$444,928
Home construction and land sales expenses	309,088	358,970
Inventory impairments and abandonments	—	190
Gross profit	77,730	85,768
Commissions	13,246	14,105
General and administrative expenses	41,986	40,648
Depreciation and amortization	2,233	2,513
Operating income	20,265	28,502
Loss on extinguishment of debt, net	(13)	(515)
Other income, net	2,657	576
Income from continuing operations before income taxes	22,909	28,563
Expense from income taxes	1,181	4,155
Income from continuing operations	21,728	24,408
Loss from discontinued operations, net of tax	—	(77)
Net income	$21,728	$24,331
Weighted-average number of shares:
Basic	30,595	30,219
Diluted	30,982	30,480
Basic income per share:
Continuing operations	$0.71	$0.81
Discontinued operations	—	—
Total	$0.71	$0.81
Diluted income per share:
Continuing operations	$0.70	$0.80
Discontinued operations	—	—
Total	$0.70	$0.80

	Three Months Ended
	December 31,
Capitalized Interest in Inventory	2023	2022
Capitalized interest in inventory, beginning of period	$112,580	$109,088
Interest incurred	18,206	17,830
Capitalized interest amortized to home construction and land sales expenses	(11,190)	(13,775)
Capitalized interest in inventory, end of period	$119,596	$113,143

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	December 31, 2023	September 30, 2023
ASSETS
Cash and cash equivalents	$104,226	$345,590
Restricted cash	34,098	40,699
Accounts receivable (net of allowance of $284 and $284, respectively)	65,302	45,598
Income tax receivable	—	—
Owned inventory	1,953,598	1,756,203
Deferred tax assets, net	135,581	133,949
Property and equipment, net	34,455	31,144
Operating lease right-of-use assets	16,608	17,398
Goodwill	11,376	11,376
Other assets	34,207	29,076
Total assets	$2,389,451	$2,411,033
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$154,635	$154,256
Operating lease liabilities	18,291	18,969
Other liabilities	120,870	156,961
Total debt (net of debt issuance costs of $5,379 and $5,759, respectively)	974,644	978,028
Total liabilities	1,268,440	1,308,214
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,532,908 issued and outstanding and 31,351,434 issued and outstanding, respectively)	32	31
Paid-in capital	861,241	864,778
Retained earnings	259,738	238,010
Total stockholders’ equity	1,121,011	1,102,819
Total liabilities and stockholders’ equity	$2,389,451	$2,411,033

Inventory Breakdown
Homes under construction	$766,090	$644,363
Land under development	940,022	870,740
Land held for future development	19,879	19,879
Land held for sale	17,461	18,579
Capitalized interest	119,596	112,580
Model homes	90,550	90,062
Total owned inventory	$1,953,598	$1,756,203

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended December 31,
SELECTED OPERATING DATA	2023	2022
Closings:
West region	454	510
East region	136	155
Southeast region	153	168
Total closings	743	833

New orders, net of cancellations:
West region	533	248
East region	172	120
Southeast region	118	114
Total new orders, net	823	482

	As of December 31,
Backlog units:	2023	2022
West region	1,112	995
East region	359	375
Southeast region	320	370
Total backlog units	1,791	1,740
Aggregate dollar value of homes in backlog (in millions)	$932.8	$940.9
ASP in backlog (in thousands)	$520.8	$540.8

in thousands	Three Months Ended December 31,
SUPPLEMENTAL FINANCIAL DATA	2023	2022
Homebuilding revenue:
West region	$234,409	$274,322
East region	71,753	86,031
Southeast region	74,757	83,731
Total homebuilding revenue	$380,919	$444,084

Revenue:
Homebuilding	$380,919	$444,084
Land sales and other	5,899	844
Total revenue	$386,818	$444,928

Gross profit:
Homebuilding	$75,943	$85,114
Land sales and other	1,787	654
Total gross profit	$77,730	$85,768

Reconciliation of homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales (each a non-GAAP financial measure) to their most directly comparable GAAP measures is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended December 31,
in thousands	2023		2022
Homebuilding gross profit/margin	$75,943	19.9%	$85,114	19.2%
Inventory impairments and abandonments (I&A)	—		190
Homebuilding gross profit/margin excluding I&A	75,943	19.9%	85,304	19.2%
Interest amortized to cost of sales	11,190		13,775
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales	$87,133	22.9%	$99,079	22.3%
Reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to total company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing core operating results and underlying business trends by eliminating many of the differences in companies' respective capitalization, tax position, level of impairments, and other non-recurring items. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended December 31,		LTM Ended December 31,(a)
in thousands	2023	2022	2023	2022
Net income	$21,728	$24,331	$156,008	$210,150
Expense from income taxes	1,181	4,133	20,984	50,940
Interest amortized to home construction and land sales expenses and capitalized interest impaired	11,190	13,775	65,904	71,053
EBIT	34,099	42,239	242,896	332,143
Depreciation and amortization	2,233	2,513	11,918	12,992
EBITDA	36,332	44,752	254,814	345,135
Stock-based compensation expense	1,673	1,580	7,368	7,950
Loss on extinguishment of debt	13	515	44	206
Inventory impairments and abandonments(b)	—	190	451	2,714
Severance expenses	—	111	224	111
Adjusted EBITDA	$38,018	$47,148	$262,901	$356,116
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."

Reconciliation of net debt to net capitalization ratio (a non-GAAP financial measure) to total debt to total capitalization ratio, the most directly comparable GAAP measure, is provided for each period below. Management believes that net debt to net capitalization ratio is useful in understanding the leverage employed in our operations and as an indicator of our ability to obtain financing. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

in thousands	As of December 31, 2023	As of December 31, 2022
Total debt	$974,644	$984,330
Stockholders' equity	1,121,011	962,600
Total capitalization	$2,095,655	$1,946,930
Total debt to total capitalization ratio	46.5%	50.6%

Total debt	$974,644	$984,330
Less: cash and cash equivalents	104,226	120,746
Net debt	870,418	863,584
Stockholders' equity	1,121,011	962,600
Net capitalization	$1,991,429	$1,826,184
Net debt to net capitalization ratio	43.7%	47.3%